Exhibit 99

News Release

Ecolab Inc.
370 Wabasha Street North
St. Paul, Minnesota 55102

www.ecolab.com

MICHAEL LARSON APPOINTED TO ECOLAB’S BOARD

ST. PAUL, Minn. — February 23, 2012 — The Board of Directors of Ecolab Inc. announced that it has appointed Michael Larson to the Ecolab board.

Mr. Larson is Chief Investment Officer to William H. Gates III and the Business Manager of Cascade Investment, L.L.C., in Kirkland, WA. He has been responsible for Mr. Gates’ non-Microsoft investments as well as the assets of the Bill and Melinda Gates Foundation Trust since 1995. Previously, Larson was with Harris Investment Management, Putnam Investment Management and ARCO. He also serves as a director of AutoNation, Inc.; Republic Services, Inc.; Grupo Televisa, S.A.B.; and Fomento Mexicano Economico, S.A.B. de C.V.

Douglas M. Baker, Jr., Ecolab’s Chairman and Chief Executive Officer commented on Larson’s appointment, saying, “We are very pleased to have Michael join Ecolab’s board. He adds valued public company board experience as well as a long-term shareholder perspective to our board. We look forward to his counsel as we further develop our aggressive growth plans.”

Larson’s appointment increases the size of Ecolab’s Board to 15 from 14 members.

About Ecolab

With 2011 pro forma sales of $11 billion and more than 40,000 employees, Ecolab Inc. (NYSE: ECL) is the global leader in water, hygiene and energy technologies and services that provide and protect clean water, safe food, abundant energy and healthy environments. Ecolab delivers comprehensive programs and services to the food, energy, healthcare, industrial and hospitality markets in more than 160 countries. For more Ecolab news and information, visit www.ecolab.com.

###

Contact:

Michael Monahan

651-293-2809

Feb. 23, 2012

(ECL-C)